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                                                                Exhibit 10.21(b)


                          ON SEMICONDUCTOR CORPORATION
                   SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC


                                                November 28, 2001

Dario Sacomani
10457 E. Sunnyside Dr.
Scottsdale, AZ 85259

Dear Dario:

Given the present difficult industry and the general economic conditions, the relatively short time remaining on your employment agreement dated as of October 27, 1999 (the "Employment Agreement"), and the Board's satisfaction with your service as Chief Financial Officer, Senior Vice President and Treasurer, the Board desires to secure an extension of your period of service to ON Semiconductor Corporation and Semiconductor Components Industries, L.L.C. (collectively, the "Company"). This letter agreement ("Letter Agreement") is intended to implement certain modifications to the Employment Agreement and any stock option grants agreements that are currently outstanding regarding Company stock options. In addition, this Letter Agreement delineates certain other understandings between you and the Company. All defined terms used herein that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

I.    MODIFICATIONS TO EMPLOYMENT AGREEMENT.

      (a) The parties hereto hereby agree to amend Section 2(a) to provide for a Base Salary of $260,000 per annum.

      (b) The opening paragraph of Section 3 shall be deleted in its entirety and replaced with the following:

            The Employment Period has commenced on August 4, 1999 (the "Effective Date") and shall terminate on December 31, 2003 (the "Scheduled Termination Date"), unless terminated sooner pursuant to this Section 3, provided that the Employment Period shall be extended automatically for successive one-year periods beginning on the Scheduled Termination Date (and the Scheduled Termination Date shall be the next succeeding anniversary) unless written notice of an election not to extend the Employment Period is served by either party on the other party at least thirty (30) days prior to the date this Agreement would otherwise expire absent an extension.

      (c) Section 5(a) is deleted in its entirety and is replaced with the following:

            (a) Without Cause. In the event of the termination of the Executive employment during the Employment Period by the Company without Cause under Section 3(d) (including a deemed termination without Cause as provided in Section 3(f) herein, except as provided below) of this Employment Agreement, in addition to the Executive's accrued but unused vacation and Base Salary through the Date of Termination (to the extent not
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      theretofore paid), all shares underlying the Option shall become immediately exercisable, and the Executive shall be entitled to a lump-sum payment, payable within thirty (30) days after the Date of Termination, equal to the product of (A) two and (B) the sum of (x) the highest rate of the Executive's annualized Base Salary in effect at any time up to and including the Date of Termination and (y) the higher of (I) the Annual Bonus paid to the Executive in the year immediately preceding the year in which the Date of Termination occurs or (II) the Executive Target Bonus Amount (as defined below) times a fraction, the numerator of which is the number of calendar quarters in the immediately preceding four full calendar quarters in which the Company met or surpassed its financial projections and performance objectives as previously approved by the Board or its designee in its sole discretion, pursuant to the Company's annual bonus plan or program in effect during the relevant period, and the denominator of which is four; provided that the payments and benefits provided herein are subject to and conditioned upon the Executive executing a valid and effective general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such payments and benefits are subject to and conditioned upon the Executive's compliance with the restrictive covenants provided in Sections 8 and 9 hereof. Except as provided in this Section 5(a) and Sections 2(d), 6 and 9(c), to the extent applicable, the Company shall have no additional obligations under this Agreement. For purposes of this Section 3, "Executive Target Bonus Amount" shall mean sixty percent (60%) times the Executive's Base Salary or such higher amount as is designated as the "target" bonus amount by the Board or its designee in its sole discretion, pursuant to the Company's annual bonus plan or program in effect during the relevant period. Notwithstanding the foregoing, in the event of a deemed termination without Cause by reason of the Executive's election to terminate his employment within one year following a Change in Control as provided in
      Section 3(f)(iii) hereof, the shares underlying the Option shall remain subject to the vesting and exercisability provisions in effect immediately prior to such Change in Control.

      (d) In Section 12(a), each occurrence of "Semiconductor Components Industries, LLC" shall be changed to "ON Semiconductor Corporation."

      (e) Except as specifically provided herein, all other terms and conditions provided in the Employment Agreement shall remain in full force and effect.

II.   STOCK OPTIONS.

      (a) Notwithstanding any provision in the Employment Agreement, the SCG Holding Corporation 1999 Founders Stock Option Plan (the "Founder's Plan") or the ON Semiconductor Corporation 2000 Stock Incentive Plan (the "2000 SIP" and together with the Founder's Plan, the "Option Plans") (or any provision in any stock option agreement thereunder in effect between you and the Company) to the contrary, all stock options that are held by you as of the date hereof (the "Current Options") shall vest according to their original terms and shall not accelerate on a change in control (as defined in the Employment Agreement or in the Option Plans); provided that in the event your employment is terminated within the two-year period following a change in control by you for Good Reason (within the meaning of Section 3(f) of the Employment Agreement (other than by


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      reason of your election to terminate your employment following a change in control as provided in Section 3(f)(iii) thereof)) or by the Company without Cause, the Current Options shall become immediately exercisable. This Section II(a) shall constitute consent for purposes of Section
      4.13(a) of the Founders Plan and Section 15.2 of the 2000 SIP.

      (b) The provisions of Section II(a) of this Letter Agreement shall apply equally to each stock option granted to you after the date hereof. In the event a stock option agreement evidencing any such future stock option contains a contrary provision, unless such stock option agreement specifically provides that it is intended to supersede this Letter Agreement, this Letter Agreement shall control the terms on which such option may accelerate in the event of a change in control.

      (c) Notwithstanding any other provision to the contrary, in the event your employment terminates (i) on account of the Company terminating your employment without Cause under Section 3(d) of the Employment Agreement (including a deemed termination without Cause as provided in Section 3(f) therein) or (ii) as a result of your death or Disability, all current and future stock options that are granted to you (to the extent they are or become exercisable on the date your employment terminates) will remain fully exercisable until the first to occur of (1) the last day of the two
      (2) year period immediately following such termination of employment and
      (2) the tenth anniversary of the grant date of such option.

      (d) Except as specifically provided herein, all other terms and conditions of the stock option agreements, the Option Plans and the Employment Agreement shall remain in full force and effect.

Please acknowledge your agreement to the foregoing by signing in the appropriate space below. This Letter Agreement shall be effective as of January 1, 2002 provided that it is executed by each of the parties hereto. A facsimile of a signature shall be deemed to be and have the same force and effect as an original.

                                          Sincerely,
                                          ON SEMICONDUCTOR CORPORATION
                                          SEMICONDUCTOR COMPONENTS
                                                INDUSTRIES, LLC


                                          By:  /s/  Steve Hanson
                                               --------------------------------

                                          Its:      CEO
                                               --------------------------------

Agreed and acknowledged to as of the first date written above:

 /s/  Dario Sacomani
----------------------------
      DARIO SACOMANI


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